Exhibit 99.1

XAI Octagon Floating Rate & Alternative Income Term Trust Declares its Monthly Distribution of $0.073 per Share

June 3, 2019, Chicago – XAI Octagon Floating Rate & Alternative Income Term Trust (“XFLT” or the “Trust”) has declared its regular monthly distribution of $0.073 per share on the Trust’s common shares, payable on July 1, 2019 to common shareholders of record as of June 17, 2019, as noted below. The amount of the distribution represents no change from the previous month’s distribution amount.

The following dates apply to today’s monthly distribution declaration:

Ex-Dividend Date	June 14, 2019

Record Date	June 17, 2019

Payable Date	July 1, 2019

Amount	$0.073 per common share

Change from Previous Month	No change

Distributions on common shares are generally paid from net investment income (regular interest and dividends) and may also include capital gains and/or a return of capital. The specific tax characteristics of the distributions will be reported to the Trust’s common shareholders on Form 1099 after the end of the 2019 calendar year. For further information regarding the Trust’s distributions, please visit www.xainvestments.com.

The investment objective of the Trust is to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle. The Trust seeks to achieve its investment objective by investing in a dynamically managed portfolio of opportunities primarily within the private credit markets. Under normal market conditions, the Trust will invest at least 80% of its Managed Assets (as defined in the Prospectus for the Trust) in floating rate credit instruments and other structured credit investments. There can be no assurance that the Trust will achieve its investment objective. The Trust closed its initial public offering on September 27, 2017. The Trust’s common shares are traded on the New York Stock Exchange under the symbol “XFLT.”

About XA Investments

XA Investments LLC (“XAI”) is a Chicago-based firm founded by XMS Capital Partners in April, 2016. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. XAI provides individual investors with access to institutional-caliber alternative managers. It will partner with established asset managers with proven capabilities in alternative credit, private debt and select hedge fund strategies.

About XMS Capital Partners

XMS Capital Partners, LLC, established in 2006, is a global, independent, financial services firm providing M&A, corporate advisory and asset management services to clients. It has offices in Chicago, Boston, London and Dublin. For more information, please visit www.xmscapital.com.

About Octagon Credit Investors

Octagon is a 20+ year old, below-investment grade corporate credit investment adviser based in New York with over $22 billion in assets under management. Octagon focuses on leveraged loans, high yield bonds and structured credit. Through fundamental credit analysis and active portfolio management, Octagon’s investment team identifies attractive relative value opportunities across below-investment grade asset classes, sectors and issuers. Octagon’s investment philosophy and methodology encourage and rely upon dynamic internal communication to manage portfolio risk. Over its history, the firm has applied a disciplined, repeatable and scalable approach in its effort to generate attractive risk-adjusted returns to its investors. For more information, please visit www.octagoncredit.com.

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XAI does not provide tax advice; consult a professional tax advisor regarding your specific tax situation. Income may be subject to state and local taxes, as well as the federal alternative minimum tax.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Trust carefully before investing. For more information on the Trust, please visit the Trust’s webpage at www.xainvestments.com.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

NOT FDIC INSURED	NO BANK GUARANTEE	MAY LOSE VALUE

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Media Contact:

Hank Hakewill, Hakewill & Associates

Phone: 847-256-5420 (office); 847-714-6561 (cell)

Email: hankhake@yahoo.com